As filed with the Securities and Exchange Commission on November 1, 2011

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CANYON COPPER CORP.
(Exact name of registrant as specified in its charter)

NEVADA	88-0452792
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 408 - 1199 West Pender Street
Vancouver, BC	V6E 2R1
(Address of Principal Executive Offices)	(Zip Code)

AMENDED AND RESTATED 2009 STOCK OPTION PLAN
(Full Title of the Plan)

CAMLEX MANAGEMENT (NEVADA) INC.
8275 Eastern Avenue, Suite 200
Las Vegas, NV 89123

_________________________________
(Name and Address of Agent for Service)

(702) 990-8800
(Telephone Number, including area code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [x]

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be (1) Registered	Proposed Maximum Offering (2) Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock $0.00001 par value	6,839,693 Shares	$0.22 Per Share	$1,504,732.46	$172.44

(1)

This registration statement covers the common stock issuable upon grants of stock or upon the exercise of options granted pursuant to Canyon Copper Corp.’s (the “Company”) Amended and Restated 2009 Stock Option Plan to directors, officers, employees and eligible consultants of the Company. This registration statement also covers an indeterminable number of additional shares of common stock which may become issuable under the Amended and Restated 2009 Stock Option Plan by reason of any stock dividend, stock split, re-capitalization or any other similar transaction which may be effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)

The Proposed Maximum Offering Price Per Share is estimated pursuant to Rule 457 of the Securities Act of 1933 (the “Securities Act”) based upon the average of the closing bid price of $0.19 and closing ask price of $0.25 per share for the Company’s common stock as quoted on the OTC Bulletin Board on October 27, 2011. The Proposed Maximum Aggregate Offering Price is estimated based on the Proposed Maximum Offering Price Per Share multiplied by the total number of shares of common stock to be registered. These amounts are calculated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act.

PART I
INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in Part I of this Form S-8 will be given to participants in Canyon Copper Corp.'s Amended and Restated 2009 Stock Option Plan as required under Rule 428 of the Securities Act of 1933 (the “Securities Act”). These documents will not be filed with the Securities and Exchange Commission (the "SEC"), but constitute, together with the documents incorporated by reference into this Registration Statement by Item 3 of Part II of this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed by Canyon Copper Corp. (the “Company”) with the SEC, are hereby incorporated by reference in this Registration Statement:

(1)	The Company’s Annual Report on Form 10-K for the year ended June 30, 2011 filed with the SEC on September 28, 2011; and

(2)

The description of the Company’s Common Stock which is contained in the contents of the Company’s Current Report on Form 8-K filed by the Company with SEC on October 31, 2011, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the securities that may be offered under the Company’s Amended and Restated 2009 Stock Option Plan will be passed upon for the Company by Northwest Law Group, Suite 950, 650 West Georgia Street, Vancouver, British Columbia, Canada V6B 4N8. Attorneys who are members of or employed by Northwest Law Group who have provided advice with respect to this matter own shares and options to acquire shares of the Company's common stock.

Item 6.	Indemnification of Directors and Officers.

Indemnification of Directors and Officers

The Company's bylaws provide that the Company will indemnify its directors and officers to the full extent allowed by Nevada law provided that, except where such indemnification is required by Nevada Law, the Company will not be required indemnify any of its directors or officers in connection with any proceeding initiated by that person unless:

(1)	the director or officer acted honestly and in good faith with a view to the best interests of the Company; and

(2)

in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that his or her conduct was lawful.

The Company’s bylaws further provide that, for so long as the Company is listed on a Canadian stock exchange, any director of the Company who votes to authorize the issuance of Shares for non-cash consideration is liable to the Company if the value of the non-cash consideration is less than the cash consideration that the Company would have received had the shares been issued for cash, unless the director is able to show that he or she could not reasonably have known that the value of the non-cash consideration was less than the cash consideration the Company would have received.

The Company's articles of incorporation do not contain any provision for greater liability for the Company's directors and officers.

Section 78.7502 of the Nevada Revised Statutes (“NRS”) provides for both mandatory and discretionary indemnification of the Company's directors and officers as follows:

Actions Successfully Defended

Subsection 78.7502(3) of the NRS provides for the mandatory indemnification of expenses actually and reasonably incurred by the Company’s officers and directors where those officers and directors are successful in defending an action or claim brought against them as a result of serving in that capacity, regardless of whether the action or suit was criminal, civil, administrative or investigative in nature or whether the action was brought by or on behalf of the Company.

Third Party Actions Unsuccessfully Defended

Subsection 78.7502(1) of the NRS allows for the discretionary indemnification of the Company’s officers and directors against expenses actually and reasonably incurred by them upon unsuccessfully defending against civil, criminal, administrative or investigative actions or suits brought against them by third parties, if the officer or director acted:

(a)	in good faith; and

(b)	in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company.

With respect to criminal proceedings, in order to be eligible for indemnification by the Company, the officer or director must not have had reasonable cause to believe his or her conduct was unlawful.

Actions By or On Behalf of the Company Unsuccessfully Defended

Subsection 78.7502(2) of the NRS allows for the discretionary indemnification of the Company’s officers and directors for expenses actually and reasonably incurred when unsuccessfully defending actions brought by or on behalf of the Company. In these instances, the Company may indemnify its officers or directors if the officer or director acted:

(a)	in good faith; and

(b)	in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company.

However, the Company may not indemnify an officer or director for:

(a)	a claim, issue or matter in which that officer or director has been adjudged to be liable to the Company; or

(b)	amounts to be paid in settlement to the Company,

unless a court has determined that the director or officer is fairly and reasonably entitled to be indemnified.

Insurance

Section 78.752 of the NRS provides that the Company may purchase insurance or make other financial arrangements for its officers or directors for liabilities arising out of his or her position, regardless of whether the officer or director would have been entitled to indemnification from the Company. The Company does not currently maintain insurance for its directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit
Number	Description of Exhibit
4.1	Amended and Restated 2009 Stock Option Plan.
5.1	Opinion of Northwest Law Group regarding legality of securities being registered.
23.1	Consent of Saturna Group Chartered Accountants LLP.
23.2	Consent of Northwest Law Group (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page of this Registration Statement).

Item 9.	Undertakings.

The Company hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.

That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant, Canyon Copper Corp., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, on November 1, 2011.

CANYON COPPER CORP.

By:	/s/ Anthony Harvey
Anthony Harvey
Chairman and Chief Executive Officer and Director
(Principal Executive Officer)

By:	/s/ Kurt Bordian
Kurt Bordian
Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anthony Harvey and Kurt Bordian as his or her true and lawful attorneys-in-fact and agent with full power of substitution and re-substitution for and in his or her name, place and stead, in any and all capacities, to sign on his or her behalf any or all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statements and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, with full power and authority to do and perform each and every act and thing necessary or advisable to be done in connection therewith, as fully to all intents and purposes as he or her might or could do in person hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following person in the capacities and on the date indicated.

Signature	Title	Date

Chairman, Chief Executive Officer and
/s/ Anthony Harvey	Director	November 1, 2011
ANTHONY HARVEY	(Principal Executive Officer)

/s/ Benjamin Ainsworth	President, Treasurer and Director	November 1, 2011
BENJAMIN AINSWORTH

Chief Financial Officer
/s/ Kurt Bordian	(Principal Financial Officer and	November 1, 2011
KURT BORDIAN	Principal Accounting Officer)

/s/ Bryan Wilson		November 1, 2011
BRYAN WILSON	Director